EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife’s Earnings Per Share Increased 180 Percent to $0.14 in Second Quarter of 2008 from $0.05 in Second Quarter of 2007

Company posts record quarterly revenues of $27.2 million

ATLANTA, GA…(July 31, 2008)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the second quarter of 2008 increased 18 percent to $27.2 million compared to $23.0 million in the second quarter of 2007.  Excluding orthopaedic tissue processing revenues of $297,000 and $1.2 million in the second quarters of 2008 and 2007, respectively, total revenues increased 23 percent for the second quarter of 2008.

Net income in the second quarter of 2008 was $3.9 million, or $0.14 per basic and fully diluted common share, compared to $1.3 million, or $0.05 per basic and fully diluted common share in the second quarter of 2007.  Net income in the second quarters of 2008 and 2007 included gains of $610,000 and $490,000, respectively, related to the adjustment of reserves for product liability losses.

Revenues for the first six months of 2008 increased 11 percent to $52.7 million compared to $47.5 million in the first six months of 2007.  Excluding orthopaedic tissue processing revenues of $624,000 and $3.1 million in the first six months of 2008 and 2007, respectively, total revenues increased 17 percent for the first six months of 2008.

Net income in the first six months of 2008 was $6.7 million, or $0.24 per basic and fully diluted common share, compared to $2.6 million, or $0.10 per basic and $0.09 per fully diluted common share in the first six months of 2007.  Net income in the first half of 2008 and 2007 included gains of $530,000 and $505,000, respectively, related to the adjustment of reserves for product liability losses.

- more -

Page 1of 7

Tissue processing revenues in the second quarter of 2008 increased 17 percent to $13.7 million compared to $11.7 million in the second quarter of 2007.  Tissue processing revenues in the first six months of 2008 increased 10 percent to $27.1 million compared to $24.7 million in the first six months of 2007.  Tissue processing revenues increased primarily due to increased demand for the Company’s cardiac and vascular processed tissues, the introduction of the CryoValve® SG pulmonary heart valve and, to a lesser extent, price increases, partially offset by a decline in orthopaedic tissue processing revenues.

Combined cardiac and vascular tissue processing revenues in the second quarter of 2008 increased 28 percent to $13.4 million compared to $10.5 million in the second quarter of 2007.  Combined cardiac and vascular tissue processing revenues in the first six months of 2008 increased 23 percent to $26.5 million compared to $21.6 million in the first six months of 2007.

Revenues from the distribution of CryoValve SG pulmonary heart valves were $1.4 million and $1.6 million, respectively, for the three and six months ended June 30, 2008.

Orthopaedic tissue processing revenues in the second quarter of 2008 decreased 76 percent to $297,000 compared to $1.2 million in the second quarter of 2007.  Orthopaedic tissue processing revenues in the first six months of 2008 decreased 80 percent to $624,000 compared to $3.1 million in the first six months of 2007.  These revenue declines were anticipated as the Company discontinued procuring and processing orthopaedic tissue in the first quarter of 2007 pursuant to the exchange and service agreement signed with a third party in December of 2006.

BioGlue® Surgical Adhesive revenues were $13.0 million for the second quarter of 2008 compared to $10.9 million in the second quarter of 2007, an increase of 19 percent.  BioGlue revenues were $24.9 million for the first six months of 2008 compared to $22.1 million in the first six months of 2007, an increase of 13 percent.

U.S. BioGlue revenues were $9.1 million and $7.7 million in the second quarter of 2008 and 2007, respectively.  U.S. BioGlue revenues were $17.7 million and $16.0 million in the first six months of 2008 and 2007, respectively.  International BioGlue revenues were $3.9 million and $3.2 million in the second quarter of 2008 and 2007, respectively.  International BioGlue revenues were $7.2 million and $6.1 million in the first six months of 2008 and 2007, respectively.

Other implantable medical device revenues for the second quarter of 2008 were $308,000, compared to $226,000 in the second quarter of 2007.  Other implantable medical device revenues for the first six months of 2008 were $401,000 compared to $458,000 in the first six months of 2007.  Other implantable medical device revenues in the second quarter and first six months of 2008 included $177,000 for Hemostase MPH®, which was added to the CryoLife product portfolio in the second quarter of 2008.

Total product and tissue processing gross margins were 66 percent in the second quarter of 2008 compared to 61 percent in the second quarter of 2007.  Total product and tissue processing gross margins were 65 percent in the first six months of 2008 compared to 61 percent in the first six months of 2007.

Tissue processing gross margins in the second quarter of 2008 were 46 percent compared to 40 percent in the second quarter of 2007.  Tissue processing gross margins in the first six months of 2008 were 46 percent compared to 41 percent in the first six months of 2007.  Tissue processing gross margins improved in 2008 compared to 2007 primarily as a result of fee increases and a favorable tissue mix in 2008.

Page 2of 7

General, administrative, and marketing expenses in the second quarter of 2008 were $12.4 million compared to $10.8 million in the second quarter of 2007.  General, administrative, and marketing expenses in the second quarters of 2008 and 2007 include benefits of $610,000 and $490,000, respectively, related to the adjustment of reserves for product liability losses.

General, administrative, and marketing expenses in the first six months of 2008 were $24.4 million compared to $23.2 million in the first six months of 2007.  General, administrative, and marketing expenses in the first half of 2008 and 2007 include benefits of $530,000 and $505,000, respectively, related to the adjustment of reserves for product liability losses.

The increase in general, administrative, and marketing expenses for the three and six months ended June 30, 2008 was primarily due to increases in marketing expenses.  These expenses included personnel costs, corporate advertising, and promotional materials to support the Company’s expanding tissue service and product offerings and revenue growth.  Additionally, there were increases in stock compensation expense over the prior year periods.

Research and development expenses were $1.3 million and $1.0 million in the second quarters of 2008 and 2007, respectively.  Research and development expenses were $2.8 million and $2.0 million in the first six months of 2008 and 2007, respectively.  Research and development spending in 2008 primarily focused on the Company’s SynerGraft® products and tissues, protein hydrogel technologies, and research on cold storage and preservation of internal organs.

As of June 30, 2008, the Company had $17.3 million in cash, cash equivalents and marketable securities, of which $1.8 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology for use on the battlefield and $5.0 million was designated as long-term restricted money market funds due to a financial covenant requirement under the Company’s credit agreement.

 “CryoLife’s many life-saving services and products have achieved dominant positions in the field of cardiac reconstruction.  The clinical results achieved by these products and services have become known throughout the surgical community resulting in increasing demand and use by the cardiovascular surgeons we serve,” stated Steven G. Anderson, president and chief executive officer.

Financial Guidance

The Company’s GAAP revenues are composed of product and tissue processing revenues plus other revenues.  The Company now expects product and tissue processing revenues for the full year of 2008 to be in the middle to upper end of its previously announced range of revenue guidance, which is between $102.0 million and $107.0 million.  Other revenues for 2008 may reach between $700,000 and $900,000, primarily related to funding received from the Department of Defense in connection with the development of BioFoam®.  The actual amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

Page 3of 7

The Company expects tissue processing revenues to be between $53.0 million and $56.0 million and BioGlue revenues to be between $47.0 million and $49.0 million for the full year of 2008.  Other implantable medical device revenues are expected to be approximately $2.0 million in 2008, which includes an estimated $1.0 million in revenues from the distribution of Hemostase MPH.

The Company expects general, administrative, and marketing expenses of between $49.0 million and $51.0 million, and research and development expenses of between $6.0 million and $8.0 million for the full year of 2008.  The research and development expectations include an estimated range of between $700,000 and $900,000 to be funded by the Department of Defense in connection with the development of BioFoam.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available July 31 through August 7 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 290785.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company recently received FDA clearance for the CryoValve® SG pulmonary human heart valve, processed using CryoLife’s proprietary SynerGraft® Technology.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  CryoLife distributes Hemostase MPH®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in the United Kingdom and Germany for cardiac, vascular, and general surgery, subject to certain exclusions.  The Company also distributes the CryoLife-O'Brien® Stentless Porcine Aortic Bioprosthesis, which is CE marked for distribution within the European Community.

Page 4of 7

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2008 performance.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that the Company is dependent on revenues from BioGlue, the Company's key growth strategies identified as a result of our strategic review may not generate the anticipated benefits, competitive pressures and tissue availability may adversely affect the Company’s ability to grow revenues, the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, FDA and other approvals for products in development may not be obtained, and if obtained, may be costly and require lengthy review periods, products and services under development may not be commercially feasible, CryoValve SG may not perform as well as expected or provide all the benefits anticipated, demand for CryoValve SG may not reach anticipated levels, and accordingly, the Company may choose not to process the majority of its pulmonary valves with the Company’s SynerGraft technology, the SynerGraft post-clearance study requested by the FDA may not provide the expected positive results, the Company may be unable to effectively leverage its existing sales force to sell Hemostase MPH, that surgeons may not choose to utilize Hemostase MPH, that Hemostase MPH may not perform as expected or provide all expected benefits, that other distributors of the Hemostase MPH product may impede our ability to sell to new or existing customers, we are reliant on one supplier for significant components of BioGlue, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, pending or future litigation cannot be settled on terms acceptable to the Company, the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the Company may be unable to obtain sufficient financing to fully pursue its strategic plan and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of the Company’s revenues.  These risks and uncertainties include the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2007, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

Page 5of 7

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$13,725	$11,711	$27,149	$24,672
Products	13,280	11,156	25,260	22,551
Other	150	144	314	312
Total revenues	27,155	23,011	52,723	47,535

Costs and expenses:
Preservation services (including write-downs of
$307 for the three months and $453 for the
six months ended June 30, 2007)	7,449	6,976	14,767	14,608
Products	1,840	1,881	3,832	3,829
General, administrative, and marketing	12,358	10,842	24,425	23,177
Research and development	1,307	978	2,752	2,036
Interest expense	69	187	139	340
Interest income	(71)	(105)	(193)	(202)
Change in valuation of derivative	--	866	--	821
Other expense (income), net	55	13	(27)	102
Total costs and expenses	23,007	21,638	45,695	44,711

Income before income taxes	4,148	1,373	7,028	2,824
Income tax expense	260	82	375	179
Net income	$3,888	$1,291	$6,653	$2,645

Effect of preferred stock dividends	--	--	--	(243)
Net income applicable to common shares	$3,888	$1,291	$6,653	$2,402

Income per common share:
Basic	$0.14	$0.05	$0.24	$0.10
Diluted	$0.14	$0.05	$0.24	$0.09

Weighted average common shares outstanding:
Basic	27,756	25,480	27,661	25,234
Diluted	28,381	26,333	28,211	25,969

Page 6of 7

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Preservation services:
Cardiac tissue	$6,348	$5,048	$12,586	$10,021
Vascular tissue	7,080	5,428	13,939	11,567
Orthopaedic tissue	297	1,235	624	3,084
Total preservation services	13,725	11,711	27,149	24,672

Products:
BioGlue	12,972	10,930	24,859	22,093
Other implantable medical devices	308	226	401	458
Total products	13,280	11,156	25,260	22,551

Other	150	144	314	312
Total revenues	$27,155	$23,011	$52,723	$47,535

Revenues:
Domestic revenues	$22,833	$19,410	$44,833	$40,812
International revenues	4,322	3,601	7,890	6,723
Total revenues	$27,155	$23,011	$52,723	$47,535

	June 30,	December 31,
	2008	2007
	(Unaudited)

Cash and cash equivalents, marketable securities,	$12,282	$17,447
at market, and restricted marketable securities
Trade receivables, net	14,040	12,311
Other receivables	1,035	1,373
Deferred preservation costs, net	31,443	26,903
Inventories	6,254	5,607
Restricted money market funds, long-term	5,000	--
Total assets	98,096	92,684
Shareholders’ equity	71,654	62,627

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.

END

Page 7of 7